                                                                    EXHIBIT 99.1



NEWS FROM ARDEN REALTY, INC.
FOR IMMEDIATE RELEASE

CONTACT:  RICK DAVIS
          (310)966-2600



       ARDEN REALTY PRICES $300 MILLION OF 10-YEAR SENIOR UNSECURED NOTES

                                FEBRUARY 23, 2005

Los Angeles, CA - Arden Realty, Inc. (NYSE: ARI), a Los Angeles-based office real estate investment trust, today announced that Arden Realty Limited Partnership has priced $300 million senior unsecured notes due March 1, 2015. Including offering expenses and the settlement of forward-starting swaps, the all-in effective rate of these unsecured notes is approximately 5.5%.

Total cash proceeds, net of underwriting fees, will be approximately $297.1 million. The net proceeds will be used for redemption of all $200 million of the 8.875% senior unsecured notes due March 1, 2005 and for general corporate purposes, which may include repayment of amounts outstanding under the Company's unsecured line of credit and the funding of acquisitions of properties.

J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC served as Joint Bookrunning Managers, and Deutsche Bank Securities Inc. served as Joint Lead Manager. Bear, Stearns & Co. Inc., Credit Suisse First Boston LLC, Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated acted as Senior Co-managers and A.G. Edwards & Sons, Inc., Lazard Freres & Co. LLC and Wells Fargo Securities, LLC acted as Junior Co-managers.

Arden Realty is a self-administered, self-managed REIT that owns, manages, leases, develops, renovates and acquires commercial office properties located in Southern California. Arden is the largest publicly traded office landlord in Southern California, with 120 properties consisting of 193 buildings and approximately 18.2 million net rentable square feet of office space. For more information on the Company, visit the Arden website at www.ardenrealty.com.

Statements in this news release that are not historical may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from the company's expectations include the availability and cost of capital for future investments, competition within the industry, real estate and economic conditions, and other risks detailed from time to time in the company's Securities and Exchange Commission filings.